AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 2001

REGISTRATION STATEMENT NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ADVANCED TECHNICAL PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	200 Mansell Court, East, Suite 505 Roswell, Georgia 30076 (770) 993-0291 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	11-1581582 (I.R.S. Employer Identification Number)

2000 Advanced Technical Products, Inc. Stock Option Plan

2000 Advanced Technical Products, Inc. Non-Employee Director Stock Option Plan
(Full title of the plans)

James P. Hobt
Chief Financial Officer, Secretary and Treasurer
Advanced Technical Products, Inc.
200 Mansell Court, East, Suite 505
Roswell, Georgia 30076
(770) 993-0291
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Guy N. Molinari, Esq.
Heller Ehrman White &McAuliffe LLP
120 West 45th Street
New York, New York 10036
(212) 832-8300

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par
value $.01 per share	600,000 Shares	$20.68(1)	$12,408,000	$3,102

(1) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The Nasdaq National Market System was $20.68 on October 1, 2001.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

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PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by the Company with the Commission are incorporated in this Registration Statement by reference:

1. The Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2000.

2. The Company’s Quarterly Reports on Form 10-Q for the periods ended March 30, 2001, and June 29, 2001; and

3. The Company’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934 (the “Exchange Act”) which contains a description of the Company’s Common Stock.

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

     Not applicable

Item 5. Interests of Named Experts and Counsel

     Not applicable

Item 6. Indemnification of Directors and Officers

     Delaware General Corporation Law. Section 102 of the General Corporation Law of the State of Delaware (“GCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his or her fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

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     Section 145(a) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Certificate of Incorporation and Bylaws. The Registrant’s Certificate of Incorporation and By-laws provide, pursuant to Delaware law, for indemnification of officers, directors, employees and agents of the Registrant and persons serving at the request of the Registrant in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Registrant or such other business organizations.

Item 7. Exemption From Registration Claimed

     Not applicable

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Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description

4.1	2000 Advanced Technical Products, Inc. Stock Option Plan. (1)

4.2	2000 Advanced Technical Products, Inc. Non-Employee Director Stock Option Plan. (1)

5.1	Opinion of Heller Ehrman White & McAuliffe LLP, counsel to the Registrant.

23.1	Consent of KPMG LLP, Independent Accountants.

23.3	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of signature page of this Registration Statement).

(1)	Incorporated herein by reference to the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2000 Annual Meeting of Stockholders filed on September 19, 2000.

Item 9 Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act or 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Roswell, state of Georgia, on the 9th day of October, 2001.

ADVANCED TECHNICAL PRODUCTS, INC. By /s/ Garrett L. Dominy —————————————— Garrett L. Dominy Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Garrett L. Dominy his/her true and lawful attorney-in-fact, acting alone, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and all post effective amendments thereto and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE
/s/ Garrett L. Dominy —————————— Garrett L. Dominy	President, Chief Executive Officer and Director (Principal Executive Officer)	October 8, 2001

/s/ Gary L. Forbes —————————— Gary L. Forbes	Chairman of the Board	October 8, 2001

/s/ James P. Hobt —————————— James P. Hobt	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 8, 2001

/s/ James S. Carter —————————— James S. Carter	Director	October 8, 2001

/s/ Sam P. Douglass —————————— Sam P. Douglass	Director	October 8, 2001

/s/ Robert C. Sigrist —————————— Robert C. Sigrist	Director	October 8, 2001

/s/ John M. Simon —————————— John M. Simon	Director	October 8, 2001

/s/ Gen. John H. Tilelli, Jr. —————————— Gen. John H. Tilelli, Jr.	Director	October 8, 2001

/s/ Lawrence E. Wesneski —————————— Lawrence E. Wesneski	Director	October 8, 2001

/s/ Gen. Johnnie E. Wilson —————————— Gen. Johnnie E. Wilson	Director	October 8, 2001

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EXHIBIT INDEX

Exhibit Number	Description

4.1	2000 Advanced Technical Products, Inc. Stock Option Plan. (1)

4.2	2000 Advanced Technical Products, Inc. Non-Employee Director Stock Option Plan. (1)

5.1	Opinion of Heller Ehrman White & McAuliffe LLP, counsel to the Registrant.

23.1	Consent of KPMG LLP, Independent Accountants.

23.3	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included as part of signature page of this Registration Statement).

(1)	Incorporated herein by reference to the Company’s Definitive Proxy Statement on Schedule 14A for the Company’s 2000 Annual Meeting of Stockholders filed on September 19, 2000.

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